Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Galena Biopharma, Inc. (the “Company”) of our report dated March 5, 2015, except for Notes 20 and 21, as to which the date is December 4, 2015, relating to the consolidated financial statements of the Company included in the Current Report on Form 8-K, filed on December 4, 2015, and of our reports dated March 5, 2015, relating to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

December 4, 2015